As filed with the Securities and Exchange Commission on July 24, 2013

Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FRANCO-NEVADA CORPORATION

(Exact name of Registrant as Specified in its Charter)

Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court West, Toronto, Ontario, Canada M5L 1G9; (416) 306-6300

(Address of and Telephone Number of Principal Executive Offices)

DL Services Inc.

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Barry Kimberley Anderson Dorsey & Whitney LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104 (206) 903-8800	Lloyd Hong Chief Legal Officer & Corporate Secretary Franco-Nevada Corporation 199 Bay Street, Suite 2000 P.O. Box 285, Commerce Court West, Toronto, Ontario Canada M5L 1G9 (416) 306-6300	Kathleen Ritchie Gowling Lafleur Henderson LLP 1 First Canadian Place Suite 1600 Toronto, Ontario Canada M5X 1G5 (416) 862-7525

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Shares, no par value	400,000 Common Shares	US$	38.265	US$	15,306,000	US$	2,088

(1)         Plus such additional common shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)         Based on the average of the high and low prices of the common shares of Franco-Nevada Corporation on July 18, 2013 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

FRANCO-NEVADA CORPORATION

400,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On July 19, 2013, we adopted a Dividend Reinvestment Plan, which we refer to as the “Plan”, to provide, among other things, eligible holders of our common shares with a means to reinvest dividends declared and payable to them as shareholders (less any withholding tax) in additional common shares.  The Plan permits participating shareholders to obtain additional common shares by reinvesting the cash dividends (less any withholding tax) paid on the common shares held by the participant without paying any commissions, service charges or brokerage fees.  We will announce when shareholders can begin enrolling in the Plan. We expect to continue to pay dividends monthly.

At our election, the common shares acquired by the agent under the Plan will either be newly issued shares acquired from us (a “treasury acquisition”) or purchased on the open market (a “market acquisition”).  At our discretion, common shares may be purchased in a treasury acquisition at a discount of up to 5% of the “average market price”.  The “average market price” is, in the case of a treasury acquisition, the average closing price of the common shares on the Toronto Stock Exchange or an alternative Canadian open market, as applicable, for the five (5) consecutive trading days on which at least a board lot of common shares traded ending on the day immediately prior to the applicable dividend payment date and, in the case of a market acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per common share by the agent for all common shares purchased in respect of a dividend payment date under the Plan.  A “board lot” is 100 common shares.

Our common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “FNV”.  On July 24, 2013, the closing price for our common shares on the Toronto Stock Exchange was Cdn$44.90 and on the New York Stock Exchange was US$43.52.

The dividends paid by us are dependent upon numerous factors, including our cash flow, and are subject to, among other things, the factors and conditions described in this prospectus under the headings “Risk Factors” and “Franco-Nevada Corporation”.

We will receive net proceeds from treasury acquisitions but not market acquisitions.  We cannot estimate anticipated proceeds from the issuance of common shares pursuant to the Plan, which will depend upon the extent of shareholder participation in the Plan and the amount of monthly dividends we pay, if any.  We will not pay underwriting commissions in connection with the Plan, but will incur costs of approximately US$103,088 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Our principal executive offices are located at 199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court West, Toronto, Ontario Canada M5L 1G9, Telephone Number: (416) 306-6300.

Investing in our common shares involves risks.  See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus is July 24, 2013.

i

DESCRIPTION OF SECURITIES TO BE REGISTERED	25
TRADING HISTORY	26
EXPENSES	27
INDEMNIFICATION	27
LEGAL MATTERS	28
EXPERTS	28

ii

ABOUT THIS PROSPECTUS

You should rely only upon the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part.  References to this “prospectus” include documents incorporated by reference into this prospectus.  We have not authorized anyone to provide you with information that is different than the information included in or incorporated by reference into this prospectus.  The information incorporated by reference into this prospectus is current only as of its date.  We are not making an offer of common shares in any jurisdiction where the offer is not permitted by law.

In this prospectus (excluding the documents incorporated by reference into this prospectus), unless the context requires otherwise, references to Franco-Nevada, the “Corporation”, “we”, “us” and “our” refer to Franco-Nevada Corporation and the subsidiaries through which it conducts its business.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and are presented in United States dollars.

Before you invest, you should read this prospectus together with the information incorporated by reference into this prospectus and the additional information described below under the heading “Where You Can Find More Information”.  You should refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information.

RISK FACTORS

Investing in our common shares involves risks.  Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risk described below, together with all risks described in the documents incorporated by reference into this prospectus, including subsequent documents incorporated by reference into this prospectus.  Discussions of certain risks and uncertainties affecting us are provided under the heading “Risk Factors” beginning on page 89 of our Annual Information Form and page 26 of our annual Management’s Discussion and Analysis, filed as Exhibits 99.1 and 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2013 and which is incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our filings under the United States Securities Exchange Act of 1934, and other information contained in or incorporated by reference into this prospectus from time to time.

Risk Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to reinvest your dividends.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (“Exchange Act”), and, accordingly, file reports and other information with the SEC.  The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the

SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.  Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services.  You may also want to visit our website at www.franco-nevada.com for further information. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the United States Securities Act of 1933, as amended, (the “Securities Act”) a registration statement on Form F-3 relating to the Plan.  This prospectus forms a part of the registration statement.  This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it.  Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with or furnished to the SEC are specifically incorporated by reference into, and form a part of, this prospectus:

1.                   our Annual Report on Form 40-F for the fiscal year ended December 31, 2012 which includes the audited annual consolidated financial statements of the Corporation for the years ended December 31, 2012 and 2011;

2.                   the description of our common shares contained in our registration statement on Form 40-F filed with the SEC on August 26, 2011, including any amendment or report updating such description; and

3.                   our current reports on Form 6-K filed with the SEC on April 3, 2013 (excluding Exhibits 99.1 and 99.3), and on May 8, 2013 (excluding Exhibit 99.1) which includes the interim consolidated financial statements of the Corporation for the three months ended March 31, 2013 and 2012.

In addition, all subsequent Annual Reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus.  Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-Ks that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement.  Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus.  Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents.  Requests should be directed to our principal executive offices, 199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court West, Toronto, Ontario M5L 1G9, Telephone Number: (416) 306-6300.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada and our principal offices are located in Toronto, Ontario, Canada.  The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we have been organized under the laws of Canada, that most of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of their assets and our assets are located outside of the United States.  As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws.  There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws.  We have appointed DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, references to “$” or “US$” indicate references to United States dollars.  References to “Cdn$” indicate references to Canadian dollars.

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in United States dollars, based on the noon exchange rate published by the Bank of Canada.

	Three months ended March 31,	Year ended December 31,
	2013	2010	2011	2012
High for the period	$0.9695	$1.0054	$1.0583	$1.0299
Low for the period	$1.0165	$0.9278	$0.9430	$0.9599
End of period	$0.9843	$1.0054	$0.9833	$1.0051
Average for the period	$0.9920	$0.9709	$1.0111	$1.0004

On July 24, 2013, the Bank of Canada’s noon exchange rate was Cdn$1.00 = US$0.9711.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include certain “forward looking information” and “forward looking statements” within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act 1995, respectively, which may include, but are not limited to, statements with respect to future events or future performance, management’s expectations regarding our growth, results of operations, estimated future revenues, requirements for additional capital, mineral reserve and mineral resource estimates, production estimates, production costs and revenue, future demand for and prices of commodities, expected mining sequences, business prospects and opportunities. In addition, statements (including data in tables) relating to reserves and resources are forward looking statements, as they involve implied assessment, based on certain estimates and assumptions, and no assurance can be given that the estimates will be realized. Such forward looking statements reflect management’s current beliefs and are based on information currently available to management. Often, but not always, forward looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “predicts”, “projects”, “intends”, “targets”,

“aims”, “anticipates” or “believes” or variations (including negative variations) of such words and phrases or may be identified by statements to the effect that certain actions “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved.

Forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. A number of factors could cause actual events or results to differ materially from any forward looking statement, including, without limitation, fluctuations in the prices of the primary commodities that drive royalty and stream revenue (gold, platinum group metals, copper, nickel, uranium, silver, iron-ore and oil & gas), fluctuations in the value of the Canadian and Australian dollar, Mexican peso, and any other currency in which revenue is generated, relative to the U.S. dollar, changes in national and local government legislation, including permitting and licensing regimes and taxation policies, regulations and political or economic developments in any of the countries where properties in which we hold a royalty, stream or other interest are located, or through which they are held, risks related to the operators of the properties in which we hold a royalty, stream or other interest, including changes in the ownership and control of such operators, influence of macroeconomic developments, business opportunities that become available to, or are pursued by us, reduced access to debt and equity capital, litigation, title, permit or license disputes related to interests or any of the properties in which we hold a royalty, stream or other interest, whether or not we determined to have our PFIC status, excessive cost escalation as well as development, permitting, infrastructure, operating or technical difficulties on any of the properties in which we hold a royalty, stream or other interest, rate and timing of production differences from resource estimates, risks and hazards associated with the business of development and mining on any of the properties in which we hold a royalty, stream or other interest, including, but not limited to unusual or unexpected geological and metallurgical conditions, slope failures or cave-ins, flooding and other natural disasters or civil unrest, and the integration of acquired assets. The forward looking statements contained in this prospectus and the documents incorporated by reference are based upon assumptions management believes to be reasonable, including, without limitation, the ongoing operation of the properties in which we hold a royalty, stream or other interest by the owners or operators of such properties in a manner consistent with past practice, the accuracy of public statements and disclosures made by the owners or operators of such underlying properties, no material adverse change in the market price of the commodities that underlie the asset portfolio, our ongoing income and assets relating to determination of our PFIC status, no adverse development in respect of any significant property in which we hold a royalty, stream or other interest, accuracy of publicly disclosed expectations for the development of underlying properties that are not yet in production, integration of acquired assets and the absence of any other factors that could cause actions, events or results to differ from those anticipated, estimated or intended. However, there can be no assurance that forward looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements and readers are cautioned that forward looking statements are not guarantees of future performance. We cannot assure investors that actual results will be consistent with these forward looking statements. Accordingly, readers should not place undue reliance on forward looking statements due to the inherent uncertainty therein.

We undertake no obligation to publicly update or revise any forward looking statements unless expressly required to do so by applicable securities laws.

RESOURCE AND RESERVE ESTIMATES

This prospectus and the documents incorporated by reference have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this prospectus and the documents incorporated by reference have been prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute

of Mining and Metallurgy Classification System. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and resource information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves.” Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by us in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. In addition to NI 43-101, a number of resource and reserve estimates have been prepared in accordance with JORC or SAMREC, which differ from the requirements of NI 43-101 or U.S. securities laws.  See “Reconciliation to CIM Definitions” in the Annual Information Form, which forms part of the Annual Report on Form 40-F. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

Similarly, the requirements of NI 51-101 for disclosure of oil and gas activities differ significantly from those of the SEC, and disclosure concerning the oil and gas properties in which the Corporation has interests may not be comparable with information made public by companies that report in accordance with U.S. standards.

FRANCO-NEVADA CORPORATION

We were incorporated under the Canada Business Corporations Act (the “CBCA”) on October 17, 2007 and were amalgamated with Franco-Nevada Canada Corporation, our wholly-owned subsidiary, on January 1, 2008. We are a gold-focused royalty and stream company with additional interests in platinum group metals (“PGMs”), oil & gas and other resource assets. We are the leading gold royalty and stream company by both gold revenues and number of gold assets. The majority of revenues are generated from a diversified portfolio of properties in the U.S., Canada, Mexico, Australia and Africa. The portfolio includes over 340 assets covering properties at various stages from production to early stage exploration. Royalties and streams are mostly revenue or production based. The portfolio also includes profit-based royalties and other forms of periodic future payments. Streams differ from royalties and are generally contracts for the forward purchase of a portion of future precious metal from a mining property.

Our assets are mostly mineral and oil & gas royalties or streams but also include some working and equity interests, undeveloped properties, options to acquire royalties and streams and other assets. The mineral royalties and streams are further characterized by commodity as being in the gold, PGMs or base metals categories and these in turn are further subdivided by their project status as being either producing, advanced or exploration assets. A majority of the mineral royalties and streams are characterized as being gold and the majority of our revenues are generated from gold assets. The oil & gas assets are located primarily in the Western Canadian sedimentary basin with a larger amount of revenue generated from conventional oil than from natural gas properties in 2012. The oil & gas assets also include mineral rights to approximately 100,000 gross acres of unproved land in Canada primarily related to oil & natural gas rights as well as working interests in Arctic gas resources.

Our common shares are listed on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “FNV”.

We expect to continue to pay dividends monthly.  The payment of dividends is not assured.  The amount of future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending upon a variety of factors and conditions existing from time to time, including without limitations, compliance with applicable laws and our cash flow.  Depending on these and various other factors, many of which will be beyond our control, we may change our dividend policy from time to time, and, as a result, future cash dividends could be reduced or suspended entirely.  The market value of our common shares may deteriorate if we reduce or suspend the amount of cash dividends that we pay in the future, and that deterioration may be material.  You should refer to the section of this prospectus entitled “Risk Factors”.  The paying agent for our dividends in the U.S. is Computershare Trust Company of Canada.

As of July 19, 2013, there were 146,863,818 of our common shares issued and outstanding.

Our principal executive offices are located at 199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court West, Toronto, Ontario M5L 1G9, Telephone Number: (416) 306-6300.

USE OF PROCEEDS

We will receive net proceeds from the sale of common shares in connection with a treasury acquisition, but not a market acquisition.  We have no basis for estimating precisely either the number of common shares that may be issued under the Plan in a treasury acquisition or the prices at which the common shares may be sold.  The amount of net proceeds that we will receive will depend upon the extent of the participation in the Plan and the amount of the monthly dividends that we pay, if any.  The net proceeds from the sale of the common shares will be used for general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan.  The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. We will announce when shareholders can begin enrolling in the Plan.

Purpose of the Plan

The purpose of our Plan is to allow holders of our common shares to reinvest dividends declared and payable (less any withholding tax) to them as shareholders in additional common shares without paying any brokerage commissions or service charges.  Full reinvestment of the dividends (less applicable withholding tax) is assured under the Plan because the Plan permits fractional shares, as well as whole shares, to be credited to the participants’ accounts.

Common shares will be acquired by the Plan Agent (as defined below) in a treasury acquisition (as defined below) or in a market acquisition (as defined below).  In a treasury acquisition, common shares may be purchased from the Corporation at a discount of up to 5% of the “average market price” of the common shares, which is based upon the average market price of our common shares as calculated under the Plan.  The discount does not apply to market acquisitions under the Plan.

We seek to provide a sustainable and predictable stream of dividends.  However, the payment of dividends is not assured, and the amount of future cash dividends, if any, paid by us will be subject to the discretion of our board of directors, and will vary depending upon a variety of factors and conditions existing from time to time, such as our financial performance.  Depending on these and various other factors, many of which will be beyond our control, we may change our dividend policy from time to time, and, as a result, future cash dividends could be reduced or suspended entirely.  Our policy in respect of dividends is reviewed annually in order to establish dividend levels commensurate with, among other things, cash flow expectations and internal cash requirements.

Participation in the Plan

You are eligible to participate in the Plan if you reside in Canada or the U.S. and are a holder of at least one common share and meet the requirements outlined below.  The extent to which you may directly participate in the Plan will depend on the manner in which you hold your common shares.

If you are a registered owner you may directly enroll in the Plan.  If you are a beneficial owner then, in order to participate in the Plan, you must make arrangements through your broker, investment dealer, financial institution or other nominee who holds the common shares on your behalf.

To become a participant in the Plan, you or your nominee must complete a form authorizing us to forward all cash dividends paid on some or all common shares registered in your name or in your nominee’s name on your behalf, now or in the future, to Computershare Trust Company of Canada, the Plan Agent for the Plan.  The completed authorization form should be forwarded to the Plan Agent at the address set out under “Notices” below.  Dividends to be reinvested under the Plan on behalf of participants who are  residents of the U.S. will be subject to applicable Canadian non-resident withholding tax. See “Income Tax Considerations Relating to the Plan — Canadian Federal Income Tax Considerations” in this prospectus.

We and the Plan Agent reserve the right to deny participation in the Plan to any person who appears to be, or who we or the Plan Agent have reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of that person.

If you are a beneficial owner and wish to participate in the Plan, then you must determine whether your nominee allows participation in the Plan.  Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan.  If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your common shares to a different nominee allowing participation in the Plan, or into your own name and enroll directly.  If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in the Plan on your behalf.  If you choose to enroll in the Plan, your nominee may be required to elect to participate on your behalf every dividend period.

You may obtain an enrollment form at any time from the Plan Agent’s website at www.investorcentre.com or by calling the Plan Agent at 1-800-564-6253, or by visiting our website at www.franco-nevada.com.  If you are a registered holder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate or suspend the Plan.  If you are a beneficial holder, your nominee may be required to elect to participate on your behalf every dividend period.  See “Termination of Participation” and “Amendment, Suspension or Termination of Plan and Plan Agent” below.

Your participation in the Plan will commence with the first dividend payment after which you or your nominee submitted your enrollment form, provided that:

(i)                                     if you are a registered owner of common shares, the Plan Agent received the form not later than 5.00 p.m. (Toronto time) five (5) business day preceding the record date for the dividend; or

(ii)                                  if you are a beneficial owner of common shares, the Plan Agent received appropriate instructions from CDS Clearing and Depository Services Inc. (“CDS”), the Depository Trust Company (“DTC”) or other nominee not later than such time as may be agreed from time to time between such depository or nominee and the Plan Agent in accordance with custom and practice relating to such depository’s or nominee’s system.  The depository must in turn receive appropriate instructions from the nominee holders that are depository participants not later than such deadline as may be established by the depository from time to time.

If the enrollment form or instructions, as applicable, are not received by the Plan Agent by the stipulated deadline, the dividend will be paid to you in the usual manner and participation in the Plan will commence with the next dividend.

We reserve the right to determine, from time to time, a minimum number of common shares that a participant must hold in order to qualify for or continue enrolment in the Plan.

Method of Purchase

Cash dividends payable (less applicable withholding tax) on common shares enrolled in the Plan will be aggregated and then used by the Plan Agent to acquire common shares for participants.  At the Corporation’s election, the common shares acquired by the Plan Agent under the Plan will be either newly issued common shares acquired from the Corporation (a “treasury acquisition”) or common shares purchased on the Canadian open market through the facilities of either, at the Corporation’s option, the Toronto Stock Exchange or an alternative Canadian open market, as applicable (in respect of participants resident in Canada) or the New York Stock Exchange (in respect of participants resident in the U.S.) (either a “market acquisitions”).

Common shares acquired through participation in the Plan will, in turn, be automatically enrolled in the Plan.

All funds received by the Plan Agent under the Plan will be applied to the purchase of common shares. In no event will interest be paid to participants on any funds held for investment under the Plan.

Purchase Price

We do not control the price of common shares acquired under the Plan. The purchase price allocated for each common share acquired by the Plan Agent under the Plan during each investment period (the “Average Market Price”) will be:

a.              in the case of a treasury acquisition, subject to the discount referred to below, the average closing price of the common shares (denominated in the currency in which the common shares trade on the applicable stock exchange) traded on the Toronto Stock Exchange or an alternative Canadian open market, as applicable (with respect to treasury acquisitions acquired on behalf of participants resident in Canada) or the New York Stock Exchange (with respect to treasury acquisitions acquired on behalf of participants resident in the U.S.) for the five (5) consecutive trading days on which at least a board lot of common shares traded ending on the day immediately prior to the applicable dividend payment date; and

b.              in the case of a market acquisition, the actual average price paid (excluding brokerage commissions, fees and all transaction costs) per common share (denominated in the currency in which the common shares trade on the applicable stock exchange) purchased by the Plan Agent on behalf of participants on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian market, as applicable, for all common shares purchased in respect of an dividend payment date under the Plan. The Plan Agent will acquire the common shares by a market acquisition in a manner, provided herein, on the applicable dividend payment date or such date or dates as soon as practicable within three (3) trading days immediately after the dividend payment date unless otherwise directed by the Corporation.

In the case of a treasury acquisition, there may be a discount of up to 5% from the Average Market Price. We will determine from time to time and in our sole discretion the amount of any applicable discount. We will announce by way of a press release and in dividend announcements any applicable discount from the Average Market Price.

Fractional Common Shares

Participation in the Plan may result in the participant holding a fraction of a common share (up to six decimal places).  Dividends will be paid and reinvested on such fractional common shares.  In the event of termination of the Plan or of termination of participation in the Plan, a participant will receive payment for the value of any residual fraction of a common share so held based on the price received by the Plan Agent in respect of the sale of the common shares on the Toronto Stock Exchange or any other alternative Canadian market, as applicable (in respect of participants resident in Canada) or the New York Stock Exchange (in respect of participants resident in the U.S.) on the date on which termination is processed by the Plan Agent.

Rights Offerings

If we make available to shareholders any rights to subscribe for additional common shares or other securities, rights certificates will be forwarded to a participant in the Plan in proportion to the number of whole common shares owned, including common shares acquired through participation in the Plan being held for the participant by the Plan Agent. Such rights will not be made available for any fractional common shares held for a participant.

Stock Dividend or Subdivision of Common Shares

If common shares are distributed pursuant to a stock dividend or a subdivision of common shares, the common shares received by the Plan Agent for participants under the Plan will be held by the Plan Agent and credited by the Plan Agent to a participant’s account based on the whole and fractional common shares being held by the Plan Agent for the participant’s account.  In the event of a consolidation or similar change in the number of outstanding common shares into a smaller number, the Plan Agent will proportionately adjust the account of each participant under the Plan according to the number of whole common shares held for the account of that participant prior to the effective time of the consolidation or similar change.

Administration

Computershare Trust Company of Canada, as Plan Agent for the participants, will administer the Plan.  Its responsibilities include:

•                  effecting participation in the Plan by participants upon receipt of on-line registration or a duly completed enrollment form in accordance with the instructions contained in the enrollment form;

•                  establishing and maintaining records for the Plan and for the account of each participant;

•                  purchasing and crediting the common shares accumulated under the Plan to each participant’s account;

•                  reporting to the participants in the Plan;

•                  maintaining appropriate records to facilitate the provision of tax information to participants;

•                  processing requests from participants for amendments to, or termination of, their participation in the Plan; and

•                  other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

References to participants in this subsection refers to the directly registered participants, not participants who participate in the Plan through their broker, investment dealer, financial institution or other nominee.

Participants’ Accounts and Reports

The Plan Agent will maintain a separate account for each participant (other than those registered with CDS or DTC) which will be credited with the whole and fractional common shares allocated to such participant.  On a monthly basis, approximately two to three weeks after the Plan Agent completes the common share purchase for any dividend payment, the Plan Agent will furnish to each participant in the Plan, a report of the amount of cash dividends paid, the common shares purchased for such participant under the Plan, the purchase price per share and the cumulative total of all common shares purchased for that account.

These reports will be the only record for participants of the cost of each purchase of common shares.  All such reports should be retained by participants for income tax purposes.  In addition, each participant will receive annually the appropriate tax information for recording dividend income.  The reinvestment of dividends under the Plan will not relieve participants of any income tax applicable to such dividends.

Participants who participate in the Plan through their broker, investment dealer, financial institution or other nominee will receive such information and reports through such nominee.

Registration, Withdrawal or Disposition of Common Shares

Common shares purchased under the Plan and held under the Plan by the Plan Agent for the account of participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee or in accounts designated by it for the account of participants other than CDS or DTC. A Direct Registration Advice (“DRS Advice”) evidencing book-entry registered ownership of such common shares, or a certificate for such common shares, will only be issued to the participant if the Plan or the participant’s participation therein is terminated or if the participant withdraws common shares from its account.

A Plan participant may, without terminating participation the Plan, withdraw from its account under the Plan, and have a DRS Advice or share certificate issued and registered in the participant’s name for, any number of whole shares held for its account under the Plan by delivering to the Plan Agent a duly completed withdrawal portion of the voucher located on the reverse of the statement of account issued by the Plan Agent.  A withdrawal request may also be obtained from the Plan Agent at the address below.  Alternatively, participants may follow the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com/franco-nevada.  The withdrawal of common shares and issuance of a DRS Advice or share certificate will generally be completed within three weeks following receipt of the withdrawal request.  A participant who withdraws common shares from the Plan but does not terminate participation in the Plan will continue to participate in the Plan for the common shares withdrawn.  Any remaining shares

(including a residual fraction of a share) will continue to be held by the Plan Agent for the Plan participant’s account under the Plan.

A Participant may also request the sale of Common Shares held under the Plan by duly completing the withdrawal portion of the voucher on the reverse side of the statement of account and delivering it to the Plan Agent.  In this event, the Plan Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the Participant. The Plan Agent will deliver the net proceeds of the sales after deducting brokerage commission, transfer and withholding taxes, if any, to the Participant

Common shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant.  Participants wishing to do so must request a DRS Advice or share certificate, or contact their broker or nominee.

Commissions and Administrative Costs

There will be no commissions, service charges or brokerage fees payable by participants in connection with the purchase of common shares under the Plan.  Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us.  However, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their nominee.  The Plan Agent will be paid fees for its services pursuant to a plan services agreement between us and the Plan Agent.

Responsibilities of Franco-Nevada Corporation and the Plan Agent

Neither we nor the Plan Agent shall be liable for any act or any omission to act in connection with the operation of the Plan.  Participants should recognize that neither we nor the Plan Agent can assure a profit or protect against loss as a result of their purchase of common shares under the Plan.

Termination of Participation

A shareholder who is enrolled in the Plan directly as a participant and wishes to terminate their participation in the Plan may do so voluntarily by delivering to the Plan Agent a duly completed termination portion of the voucher located on the reverse of the statement of account issued by the Plan Agent.  A termination request form may also be obtained from the Plan Agent at the address below.  Alternatively, participants may follow the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com.  In addition, participation will be terminated automatically following receipt by the Plan Agent of written notice of an individual participant’s death.

If a duly completed termination request (or notice of an individual participant’s death) is not received by the Plan Agent before 5:00 p.m. (Toronto time) on the fifth (5th) business day preceding a dividend record date, or is received between a record date and a dividend payment date then the participant’s account will not be closed, and participation in the Plan by such participant will not be terminated, until after the dividend payment date to which that record date relates.  No terminations will be processed between a record date and the completion of the applicable common share purchases by the Plan Agent with respect to a dividend payment.

A participant who is enrolled in the Plan indirectly through a depository or otherwise through their or its broker, investment dealer, financial institution or other nominee and wishes to terminate their or its participation in the Plan must contact the nominee who holds their or its shares and provide appropriate instructions to do so.  The nominee should be consulted to confirm what information or documentation may be required to give effect to the termination instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or such depository’s depository system.

In the event of termination of participation, a participant (other than a depository) or a deceased participant’s estate or legal representative, as applicable, will be issued a DRS Advice or share certificate for the number of whole common shares held under the Plan by the Plan Agent in the participant’s account and a cash payment for any fraction of a common share which will be converted by the Plan Agent at the prevailing market price at the time of sale on the Toronto Stock Exchange or any other alternative Canadian market, as applicable (in respect of participants resident in Canada) or the New York Stock Exchange (in respect of participants resident in the U.S.).  Upon termination of participation in the Plan, a participant will receive payment for fractional entitlements to common shares, if any, in Canadian currency (for all participants that are resident in Canada) or U.S. currency (for all participants resident in the U.S.).

We reserve the right to terminate participation in the Plan if the number of common shares purchased for a participant under the Plan is less than one common share over a period of twelve consecutive months. In that event, the Plan Agent will sell fractional common shares in the participant’s account and pay the participant the proceeds of the sale, net of brokerage commissions, transfer taxes and withholding taxes, if any, together with a cash payment for any fraction of a common share in the account which will be converted by the Plan Agent at the prevailing market price at the time of sale.

Shareholder Voting

For any meeting of shareholders, participants will receive proxy materials in order to vote all whole common shares held by the Plan Agent on your behalf.  Your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders.  Common shares for which instructions are not received will not be voted.  A fractional common share does not carry the right to vote.

Amendment or Termination of Plan and/or Plan Agent

We may amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants.  Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange.  We will publicly announce any material amendments to or termination of the Plan.

If Computershare Trust Company of Canada ceases to act as Plan Agent for any reason, another qualified party will be designated by us to act as Plan Agent and participants will be notified of the change.

Notices

All notices required to be given under the Plan shall be mailed to each participant (including DTC, CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of non-registered participants) at the address shown on the records of the Plan Agent or at a more recent address as furnished by the participant.

Notices to the Plan Agent shall be addressed as follows:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

North Tower

Toronto, Ontario

M5J 2Y1

Attention: Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253

Or by visiting www.investorcentre.com

Notices to us shall be addressed as follows:

Franco-Nevada Corporation

199 Bay Street, Suite 2000

P.O. Box 285, Commerce Court West

Toronto, Ontario M5L 1G9

Attention: Chief Legal Officer

Fax No.: (416) 306-6330.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Interpretation of the Plan

We shall conclusively determine any issues of interpretation arising in connection with the Plan or its application.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular shareholder.

This summary is provided by and on behalf of us and not the Plan Agent. The summary is for general information only and is not intended to be legal or tax advice to any particular shareholder.  Shareholders are urged to consult their own tax advisors as to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a general summary, as of July 22, 2013, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a participant (a “Specified Participant”) that, at all relevant times, for purposes of the Tax Act, deals at arm’s length with and is not affiliated with the Corporation and holds common shares as capital property, all within the meaning of the Tax Act.

This summary does not apply to a participant: (i) that is a “financial institution” for purposes of  the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which is or would constitute a “tax shelter investment”; (iv) that is a corporation resident in Canada that is or becomes a part of a transaction or event or series of transactions or events to which the foreign affiliate dumping rules in section 212.3 of the Tax Act apply; or (v) that reports its “Canadian tax results” in a currency other than Canadian currency, all as defined in the Tax Act.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of July 22, 2013, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations applicable to participants. Accordingly, participants should consult their own tax advisers with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Canadian Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a “Canadian Participant”).

The reinvestment of dividends under the terms of the Plan does not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation.

For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Corporation. Taxable dividends received by such a Canadian Participant may give rise to minimum tax under the Tax Act. In the case of a Canadian Participant that is a corporation, such dividends will be included in the Canadian Participant’s income and will normally be deductible in computing such Canadian Participant’s taxable income. A Canadian Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a 33-1/3% refundable tax under Part IV of the Tax Act on such dividends to the extent that such dividends are deductible in computing the Canadian Participant’s taxable income for the year. Other taxes could apply depending on the circumstances of the Canadian Participant.

If cash dividends are reinvested in common shares for a Canadian Participant under the Plan in a treasury acquisition, and if the Corporation determines to issue such common shares at a discount of up to 5% from the Average Market Price, such discount should not give rise to a taxable benefit under the Tax Act to such Canadian Participant.

A Canadian Participant should not realize any additional income under the Tax Act when the participant receives certificates for whole common shares previously credited to the participant’s account under the Plan, either upon the participant’s request, upon termination of participation in the Plan or upon termination of the Plan. Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of a common share acquired pursuant to the Plan must be included in the Canadian Participant’s income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a participant on a disposition of a common share in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances discussed in the Tax Act.

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment. A deemed dividend may arise if the cash payment for a fractional common share exceeds the paid-up capital in respect of such fractional common share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

The disposition by a Canadian Participant to the Corporation of a fraction of a common share in consideration for cash (either upon the Canadian Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend to the Canadian Participant as well as a capital gain or capital loss.

The cost to a Canadian Participant of common shares acquired under the Plan will be the price paid for those shares by the Canadian Participant. The adjusted cost base of such common shares to the Canadian Participant will be computed by averaging the cost of those shares with the adjusted cost base of all other common shares of the Corporation held by the Canadian Participant as capital property.

A Canadian Participant who disposes of or is deemed to have disposed of common shares acquired pursuant to the Plan (including on the disposition of a fraction of a common share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such common shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such common shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. Canadian Participants will generally be subject to the tax treatment normally applicable under the Tax Act in respect of such capital gains or capital losses.  For example, generally one-half of any such capital gain (a “taxable capital gain”) realized by a Canadian Participant must be included in the Canadian Participant’s income for the taxation year in which the disposition occurs.  Capital gains realized by a Canadian Participant who is an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act. A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6-2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

U.S. Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times: (i) is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act; (ii) is a resident of the U.S. and is a “qualifying person” within the meaning of the Canada-United States Income Tax Convention (1980), as amended (the “Treaty”); and (iii) does not use or hold and is not deemed to use or hold common shares in a business carried on in Canada (a “U.S. Resident Participant”). U.S. Resident Participants are urged to consult with their own tax advisors to determine their entitlement to benefits under the Treaty based on their particular circumstances. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

The reinvestment of dividends under the terms of the Plan does not relieve a U.S. Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a U.S. Resident Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the U.S. Resident Participant from a taxable Canadian corporation. The amount of the dividend will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Where a U.S. Resident Participant is fully entitled to benefits under the Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

All cash dividends paid on common shares held by a U.S. Resident Participant will generally be subject to the treatment under the Tax Act normally applicable to taxable dividends from taxable Canadian corporations even if such dividends are reinvested in common shares under the Plan on behalf of a U.S. Resident Participant. For example, such dividends will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Under the Treaty if the U.S. Resident Participant is the beneficial owner of such dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount in respect of such dividends to be reinvested under the Plan will be reduced by the amount of any such applicable withholding tax.

The disposition by a U.S. Resident Participant to the Corporation of a fraction of a common share in consideration for cash (either upon the U.S. Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend which is subject to withholding tax as well as capital gain or capital loss.

A U.S. Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident Participant on a disposition of common shares (including upon the disposition of a fractional common share), unless the common shares constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Participant at the time of the disposition and the U.S. Resident Participant is not entitled to relief under the Treaty. Generally, as long as the common shares are listed on a “designated stock exchange” (which includes the Toronto Stock Exchange and the New York Stock Exchange) at a particular time, such shares will not constitute taxable Canadian property to a U.S. Resident Participant at such time unless at any time during the sixty (60) month period that ends at that time: (a) the U.S. Resident Participant, persons with which the U.S. Resident Participant does not deal at arm’s length, or the U.S. Resident Participant together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation; and (b) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) and (iii), whether or not such property exists.

Certain United States Tax Considerations for U.S. Participants

The following is a general summary of certain U.S. federal income tax consequences which may be applicable to a U.S. person (as defined below) who holds common shares and participates in the Plan (referred to as a “U.S. Participant”) as of the date hereof. The summary is applicable to U.S. Participants (as defined below) who are residents of the U.S. for purposes of the Treaty. Except where noted, it deals only with common shares held as capital assets and it does not deal with all tax aspects that might be relevant to a prospective shareholder in light of its personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the federal income tax laws, such as (i) insurance companies; (ii) tax-exempt organizations; (iii) financial institutions or broker-dealers; (iv) non-U.S.

individuals and foreign corporations; (v) U.S. expatriates; (vi) persons who mark-to-market our common shares; (vii) subchapter S corporations; (viii) U.S. Participants whose functional currency is not the U.S. dollar; (ix) regulated investment companies; (x) holders who receive common shares through the exercise of employee stock options or otherwise as compensation; (xi) persons holding common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or other integrated investment; (xii) persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”); (xiii) persons holding common shares through a partnership or similar pass-through entity; and (xiv) persons holding a 10% or more (by vote or value) beneficial interest in the Corporation. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all possible tax considerations that may be material to a shareholder and does not constitute legal or tax advice. Persons considering the purchase, ownership or disposition of common shares should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including state, local and foreign jurisdictions.

As used herein, the term “U.S. person” means a beneficial holder of a common share that is (i) an individual that is a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If one is a partner in a partnership holding common shares, such partner is urged to consult one’s tax advisor regarding the consequences of the ownership and disposition of common shares by the partnership.

Distributions Generally

A U.S. Participant who participates in the Plan generally will be treated for U.S. federal income tax purposes as having received a distribution from the Corporation with respect to its common shares equal to the sum of (a) the fair market value of the common shares credited to the participant’s Plan account, (b) any cash distributions actually received by the shareholder with respect to common shares not included in the Plan, (c) any applicable sales or brokerage fees the Corporation pays on the U.S. Participant’s behalf, and (d) any fees or tax withholdings, including Canadian withholding taxes, subtracted from a distribution prior to purchase of common shares. The total amount of cash dividends and other distributions will be reported to the U.S. Participant and to the Internal Revenue Service (“IRS”) on the appropriate tax form after the end of each year. U.S. Participants should consult their tax advisors regarding the deductibility of any fees subtracted from cash distributions prior to reinvestment of such distributions in common shares. The amount of the distribution deemed received may exceed the amount of the cash dividend that was reinvested if the Corporation offers a discount on the purchase price of the common shares.

Distributions to U.S. Participants, including any deemed dividend resulting from a discount in the purchase price as discussed below, will constitute dividends to the extent of the Corporation’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The Code requires this treatment even though a U.S. Participant will never actually receive the reinvested dividends in cash because its dividends are used instead to purchase common shares.  Subject to applicable limitations, dividends paid by the Corporation to non-corporate U.S. Participants, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Corporation not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year.  The dividend rules are complex and each U.S. Participant should consult their or its own tax advisor regarding the application of such rules.

If a U.S. Participant so elects with respect to all foreign taxes, it will be entitled to a credit against its U.S. federal income tax liability for the Canadian withholding tax imposed on those dividends. The amount of the credit will be subject to limitations contained in the foreign tax credit provisions of the Code. A U.S. Participant that finds that, because of such limitations, it is more advantageous in its particular case to claim Canadian withholding tax as a deduction rather than as a credit may do so, but only for a year for which the U.S. Participant elects to do so with respect to all foreign taxes.

To the extent that the Corporation makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Participant’s common shares, and the amount of each distribution in excess of a U.S. Participant’s tax basis in its common shares will be taxable as gain realized from the sale of its common shares.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Participant regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to the U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or the disposition of the Canadian dollars will be treated as ordinary income or loss.

Certain Dispositions of Shares of the Common Shares

U.S. Participants will not recognize gain or loss for U.S. federal income tax purposes merely upon withdrawal of common shares previously credited to a U.S. Participant’s Plan account. However, a U.S. Participant will realize a gain or loss when common shares are sold or exchanged, whether pursuant to the U.S. Participant’s request upon termination of participation in the Plan or by the U.S. Participant after receipt of common shares from the Plan, and, in the case of any fraction of a common share, when the U.S. Participant receives a cash adjustment for a fraction of a common shares. The amount of such gain or loss will be the difference between the amount which the U.S. Participant receives for the common shares or fraction of a common shares and the tax basis therefor. The gain or loss will be a capital gain or loss. Losses recognized by a U.S. Participant upon the disposition of shares of the common shares will be considered capital losses, and are generally available only to offset capital gain income of the U.S. Participant but not ordinary income (except in the case of individuals, who may offset up to U.S.$3,000 of ordinary income each year). All or a portion of any loss realized upon a taxable disposition of common shares may be disallowed if the taxpayer purchases other common shares within thirty (30) days before or after the disposition.

Passive Foreign Investment Company Rules

If the Corporation were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Participant’s holding period, then certain different and potentially adverse U.S. federal income tax rules will affect the U.S. federal income tax consequences to a U.S. Participant resulting from the acquisition, ownership and disposition of common shares. The U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as the Corporation (a company that derives a substantial part of its operating revenue from the sale of gold and other precious metals that it has agreed to purchase from mining companies) will be treated under the PFIC rules.

Although the matter is not free from doubt, the Corporation believes, on a more likely than not basis, that it presently qualifies, and expects to continue to qualify in the future, for the active commodities business exception for purposes of the PFIC asset test and PFIC income test (both as defined below).  Accordingly, the Corporation believes, on a more-likely-than-not basis, that it was not a PFIC for its tax year ending on December 31, 2012, and based on its current and anticipated business activities and financial expectations, the Corporation expects, on a more-likely-than-not basis, that it will not be a PFIC for its current tax year and for the foreseeable future.  The Corporation, however, also believes that it was a PFIC for its tax year ended December 31, 2011, and prior tax years.

The determination as to whether any corporation was, or will be, a PFIC for a particular tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on its assets and income over the course of such tax year, and, as a result, the Corporation’s PFIC status for its current tax year and any future tax year cannot be predicted with certainty. Accordingly, there can be no assurance that the IRS will not challenge the views of the Corporation (or a Subsidiary PFIC, as defined below) concerning its PFIC status. Each U.S. Participant should consult its own tax advisor regarding the PFIC status of the Corporation and any Subsidiary PFIC (as defined below).

The Corporation generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Corporation is passive income (the “income test”) or (b) 50% or more of the value of the Corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, real and depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Corporation from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Corporation is a PFIC, U.S. Participants will generally be deemed to own their proportionate share of the Corporation’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC upon the sale of the shares of the Corporation, and their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Corporation or by another Subsidiary PFIC, both as if such U.S. Participants directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Participants should be aware that they could be subject to tax even if no distributions from the Corporation are received and no redemptions or other dispositions of shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Corporation is a PFIC for any tax year during which a U.S. Participant owns common shares, the U.S. federal income tax consequences to such U.S. Participant of the acquisition, ownership and disposition of common shares will depend on whether and when such U.S. Participant makes an election to treat the Corporation and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Participant that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Participant”. If the Corporation was not a PFIC for any tax year in which a U.S. Participant held specific common shares, such common shares would not be subject to the default PFIC rules under Section 1291.

A Non-Electing U.S. Participant will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Participant’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Participant’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Participant that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Corporation is a PFIC for any tax year during which a Non-Electing U.S. Participant holds common shares, the Corporation will continue to be treated as a PFIC with respect to such Non-Electing U.S. Participant, regardless of whether the Corporation ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Participant may terminate this deemed PFIC status by electing to recognize gains (which will be taxed under the rules of Section 1291 of the Code discussed above), but not losses, as if such common shares were sold on the last day of the last tax year for which the Corporation was a PFIC.

QEF Election

A U.S. Participant that makes a timely and effective QEF Election for the first tax year in which its holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Participant that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Participant’s pro rata share of (a) the net capital gain of the Corporation, which will be taxed as long-term capital gains to such U.S. Participant, and (b) the ordinary earnings of the Corporation, which will be taxed as ordinary income to such U.S. Participant. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital losses, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gains. A U.S. Participant that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Participant by the Corporation. However, for any tax year in which the Corporation is a PFIC and has no net income or gain, U.S. Participants that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Participant that made a QEF

Election has an income inclusion, such a U.S. Participant may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Participant is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Participant that makes a timely and effective QEF Election with respect to the Corporation generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” of the Corporation that were previously included in income by the U.S. Participant because of such QEF Election and (b) will adjust such U.S. Participant’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Participant that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Participant’s holding period for the common shares (including common shares acquired in a prior tax year) in which the Corporation was a PFIC. A U.S. Participant may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Participant files a U.S. federal income tax return for such year. If a U.S. Participant does not make a timely and effective QEF Election for the first year in the U.S. Participant’s holding period for the common shares (including common shares acquired in a prior tax year), the U.S. Participant may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Participant also makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective.

If a U.S. Participant owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Participant is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years (including subsequent tax years in which additional common shares are acquired), unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Participant makes a QEF Election and, in a subsequent tax year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Participant will be subject to the QEF rules described above during any subsequent tax year in which the Corporation qualifies as a PFIC.

For each tax year that the Corporation qualifies as a PFIC, the Corporation: (a) intends to make available to U.S. Participants, upon their written request, a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295-1(g) (or any successor Treasury Regulation) and (b) upon written request, use commercially reasonable efforts to provide all additional information that such U.S. Participant is required to obtain in connection with maintaining such QEF Election with regard to the Corporation or any of its Subsidiary PFICs. The Corporation may elect to provide such information on its website (www.franco-nevada.com).

A U.S. Participant makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Corporation cannot provide the required information with regard to the Corporation or any of its Subsidiary PFICs, U.S. Participants will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Participants with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Participant may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimus quantities, on at least fifteen (15) days during each calendar quarter. Provided that the common shares are “regularly traded” as described in the preceding sentence, the common shares are expected to be marketable stock.

A U.S. Participant that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Participant does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Participant’s holding period for the common shares or such U.S. Participant has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Participant that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Participant’s tax basis in such common shares. A U.S. Participant that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Participant’s adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Participant that makes a Mark-to-Market Election generally also will adjust such U.S. Participant’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Participant that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Participant should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Participant may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Participant is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Participant that had not made a timely QEF Election to recognize gains (but not losses) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Participant may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Participant if the Corporation is a PFIC, regardless of whether such U.S. Participant makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Participant that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Participant may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and each U.S. Participant should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

In any year in which the Corporation is classified as a PFIC, a U.S. Participant may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.  U.S. Participants should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

The PFIC rules are complex, and each U.S. Participant should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares.

Information Reporting Requirements and Backup Withholding for U.S. Participants

The Corporation may be required to report to U.S. Participants and to the IRS the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. Participants may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, common shares. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number); (ii) furnishes an incorrect taxpayer identification number; (iii) is notified by the IRS that the U.S. Participant has failed to properly report payments of interest or distributions and is subject to backup withholding; or (iv) under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that the U.S. Participant is subject to backup withholding for failure to report interest and distribution payments or has been notified by the IRS that the U.S. Participant is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some U.S. Participants, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Participant will be allowed as a credit against the U.S. Participant’s U.S. federal income tax liability and may entitle the U.S. Participant to a refund, provided that the required information is furnished to the IRS. U.S. Participants should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Participants that hold certain specified foreign financial assets in excess of certain threshold amounts.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Participants may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions.  Penalties for failure to file certain of these information returns are substantial.  U.S. Participants should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Medicare Tax on Passive Income

Certain U.S. Participants that are individuals, estates or trusts will be required to pay an additional 3.8% tax (the “Medicare Tax”) on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. U.S. Participants that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare Tax on their ownership and disposition of the common shares.

Tax consequences will vary depending on each U.S. Participant’s specific circumstances. Each U.S. Participant should discuss specific tax questions regarding participation in the Plan with one’s own tax advisor.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute common shares purchased under the Plan as described in this prospectus.  The Plan Agent will assist in the identification of registered shareholders, execute transactions in the common shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan.  You will pay no brokerage commissions or trading or transaction fees on common shares purchased through the Plan with reinvested dividends.  However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your common shares that are subject to the Plan, including the sale of your common shares upon the termination of participation in the Plan.  Our common shares are currently listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “FNV”.

Participants who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of common shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts to the market price applicable to common shares purchased pursuant to the reinvestment of dividends under the Plan.  Those transactions may cause fluctuations in the trading price and volume of our common shares.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The common shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan.  The common shares are currently listed on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “FNV”.

The authorized share capital of Franco-Nevada consists of an unlimited number of common shares and an unlimited number of preferred shares of which, as of July 19, 2013, 146,863,818 common shares and no preferred shares were outstanding.

Common Shares

Each common share carries the right to one vote at all meetings of shareholders of the Corporation. There are no special rights or restrictions of any nature attached to the common shares. All common shares rank equally as to dividends, voting powers and participation in assets upon liquidation of the Corporation.

Preferred Shares

The preferred shares may be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by resolution of the board of directors. The directors shall determine before the issue thereof the designations, rights, privileges, restrictions and conditions attaching to the preferred shares of each series including the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any voting rights, any conversion rights and any sinking fund or other provisions.

The preferred shares of each series will, with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up, rank on a parity with the preferred shares of every other series and be entitled to preference over the common shares and over any other shares ranking junior to the preferred shares. The preferred shares of any series may also be given such other preferences over the common shares and over any other shares ranking junior to the preferred shares as may be fixed by the directors.

Warrants

Franco-Nevada and its wholly-owned subsidiary, FN GLW, have outstanding certain warrants to purchase common shares, of which the following class is listed and posted for trading.

2017 Warrants

The Corporation has outstanding as of the date hereof 6,510,769 warrants, each warrant entitling the holder to purchase one common share upon payment of C$75.00 until June 16, 2017 (the “2017 Warrants”). In addition, the Corporation has issued one special warrant which is exchangeable into 2,000,000 2017 Warrants upon the holder achieving certain permitting, development and financing criteria. The 2017 Warrants are listed and posted for trading on the Toronto Stock Exchange under the symbol “FNV.WT.A”.

TRADING HISTORY

Our common shares began trading on the Toronto Stock Exchange on December 20, 2007.  Our common shares began trading on the New York Stock Exchange on September 8, 2011.  The following table sets forth the price range of the common shares as reported by the Toronto Stock Exchange and the New York Stock Exchange for the periods indicated, beginning, in the case of the New York Stock Exchange, on September 8, 2011:

		Toronto Stock Exchange (Cdn$)		New York Stock Exchange (US$)
		High	Low	High	Low
2008	Full Year	$24.96	$11.62	—	—
2009	Full Year	$31.50	$18.88	—	—
2010	Full Year	$35.79	$25.37	—	—
2011	Full Year	$47.24	$27.75	—	—
	First Quarter	$36.85	$27.75	—	—
	Second Quarter	$38.38	$34.78	—	—
	Third Quarter	$47.24	$35.50	$48.25	$35.25
	Fourth Quarter	$44.97	$36.42	$43.38	$34.03
2012	Full Year	$60.62	$37.99	$61.60	$37.51
	First Quarter	$46.50	$38.69	$46.55	$38.27
	Second Quarter	$49.02	$37.99	$47.88	$37.51
	Third Quarter	$59.58	$45.58	$60.99	$44.95
	Fourth Quarter	$60.62	$54.15	$61.60	$54.54
2013	January	$58.09	$51.51	$59.03	$51.08
	February	$55.08	$48.16	$55.20	$52.65
	March	$49.88	$44.36	$48.27	$43.20
	April	$46.46	$35.48	$45.69	$34.82
	May	$45.07	$39.56	$44.98	$38.11
	June	$44.89	$33.05	$43.67	$31.54
	July (through July 24)	$46.35	$35.84	$45.13	$33.89

EXPENSES

The expenses in connection with the issuance and distribution of the common shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$2,088
Legal Fees and Expenses	$30,000	*
Auditor Fees	$20,000	*
Stock Exchange Listing Fees	$45,500	*
Agent Fees	$5,500
Total	$103,088	*

*Estimated

INDEMNIFICATION

Our By-law No. 1 provides that we agree to indemnify each of our directors and officers, each of our former directors and officers and each individual who acts or acted at our request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity. Subject to the limitations contained in the CBCA, our by-law provides that we may purchase and maintain insurance as our board of directors may from time to time determine for the benefit of our directors or officers, each former director and officer and each individual who acts or acted at our request as a director or officer, or each individual acting in a similar capacity, of another entity.

Additionally, our By-law No. 1 provides that no director or officer shall be liable (i) for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, (ii) for joining in any receipt or other act for conformity, (iii) for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on our behalf, (iv) for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, (v) for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, (vi) for any loss occasioned by any error of judgment or oversight on the part of that person, (vii) for any other loss, damage or misfortune whatever which happen in the execution of the duties of that person’s office or in relation thereto, unless the same are occasioned by that person’s own willful neglect or default.

Our indemnity applies only to the extent that the individual seeking indemnity acted honestly and in good faith with a view to our best interest, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at our request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. We may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding. The individual shall repay the moneys if the individual does not fulfill the conditions set out above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of the CBCA and our by-

laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus and certain federal Canadian tax matters will be passed upon for us by Gowling Lafleur Henderson LLP, Toronto, Ontario.  Certain U.S. federal tax matters will be passed upon for us by Dorsey & Whitney LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated by reference in the Annual Report on Form 40-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

Certain information relating to our mineral reserves and resources included in the documents incorporated by reference into this prospectus has been prepared by Kathleen Ann Altman, Ph.D., P.E., R. Dennis Bergen, P. Eng., Donald J. Birak, Keith Blair, Stuart E. Collins, P.E., GLJ Petroleum Consultants Ltd., Chester M. Moore, P. Eng., Roscoe Postle Associates Inc., Klaus Triebel and Wayne W. Valliant, P. Geo., and has been included in reliance upon each such person’s authority as an expert.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Under the CBCA, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

By-law No. 1 of the Registrant provides that the Registrant agrees to indemnify each director and officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. Subject to the limitations contained in the CBCA, the by-law of the Registrant provides that the Registrant, may purchase and maintain insurance as the board of directors of the Registrant may from time to time determine for the benefit of a director or officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity.

Additionally, By-law No. 1 provides that no director or officer shall be liable (i) for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, (ii) for joining in any receipt or other act for conformity, (iii) for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, (iv) for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, (v) for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, (vi) for any loss occasioned by any error of judgment or oversight on the part of that person, (vii) for any other loss, damage or misfortune whatever which happen in the execution of the duties of that person’s office or in relation thereto, unless the same are occasioned by that person’s own willful neglect or default.

The Registrant’s indemnity applies only to the extent that the individual seeking indemnity acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at the Registrant’s request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding. The individual shall repay the moneys if the individual does not fulfill the conditions set out above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.  Exhibits

Exhibits Number	Document Description
3.1	Articles
3.2	By-Laws
4.1	Dividend Reinvestment Plan, dated as of July 19, 2013
5.1	Opinion of Gowling Lafleur Henderson LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Gowling Lafleur Henderson LLP (included in Exhibit 5.1)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Gowling Lafleur Henderson LLP (contained in Exhibit 5.1)
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
23.4	Consent of Kathleen Ann Altman, Ph.D., P.E.
23.5	Consent of R. Dennis Bergen, P. Eng.
23.6	Consent of Donald J. Birak
23.7	Consent of Keith Blair
23.8	Consent of Stuart E. Collins, P.E.
23.9	Consent of GLJ Petroleum Consultants Ltd.
23.10	Consent of Chester M. Moore, P. Eng.
23.11	Consent of Roscoe Postle Associates Inc.
23.12	Consent of Klaus Triebel
23.13	Consent of Wayne W. Valliant, P. Geo.
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)

Item 10.  Undertakings

The undersigned Registrant hereby undertakes:

(i)                                     To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1), (i)(2) and (i)(3) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(ii)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)                              To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(v)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(vi)                              That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)         Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)         Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employees benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on July 24, 2013.

FRANCO-NEVADA CORPORATION

By:	/s/ Sandip Rana
Name: Sandip Rana
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Harquail, Sandip Rana and Lloyd Hong, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agent, acting together, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including, without limitation, post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated indicated on the dates indicated.

Signature	Title	Date

/s/ David Harquail	President, Chief Executive Officer and Director	July 24, 2013
David Harquail	(Principal Executive Officer)

/s/ Sandip Rana	Chief Financial Officer	July 24, 2013
Sandip Rana	(Principal Accounting and Financial Officer)

Chairman of the Board and Director
Pierre Lassonde

Director
Derek Evans

/s/ Graham Farquharson	Director	July 24, 2013
Graham Farquharson

/s/ Louis Gignac	Director	July 24, 2013
Louis Gignac

/s/ Randall Oliphant	Director	July 24, 2013
Randall Oliphant

Director
David R. Peterson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Franco-Nevada Corporation in the United States, on this 24th day of July, 2013.

FRANCO-NEVADA U.S. CORPORATION

By	:/s/ Sandip Rana
	Name:	Sandip Rana
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Document Description
3.1	Articles
3.2	By-Laws
4.1	Dividend Reinvestment Plan, dated as of July 19, 2013
5.1	Opinion of Gowling Lafleur Henderson LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Gowling Lafleur Henderson LLP (included in Exhibit 5.1)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Gowling Lafleur Henderson LLP (contained in Exhibit 5.1)
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
23.4	Consent of Kathleen Ann Altman, Ph.D., P.E.
23.5	Consent of R. Dennis Bergen, P. Eng.
23.6	Consent of Donald J. Birak
23.7	Consent of Keith Blair
23.8	Consent of Stuart E. Collins, P.E.
23.9	Consent of GLJ Petroleum Consultants Ltd.
23.10	Consent of Chester M. Moore, P. Eng.
23.11	Consent of Roscoe Postle Associates Inc.
23.12	Consent of Klaus Triebel
23.13	Consent of Wayne W. Valliant, P. Geo.
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)